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                                                                   Exhibit 99.14

                      [LETTERHEAD OF GOLDMAN, SACHS & CO.]

PERSONAL AND CONFIDENTIAL
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December 16, 1996

Board of Directors
Tylan General, Inc.
15330 Avenue of Science
San Diego, California 92128

Gentlemen:

You have requested our opinion as to the fairness to the holders of the outstanding shares of Common Stock, par value $.001 per share (the "Shares"), of Tylan General, Inc. (the "Company") of the $16.00 per Share in cash proposed to be paid by Millipore Corporation ("Millipore") in the Tender Offer and the Merger (as defined below) pursuant to the Agreement and Plan of Merger dated as of December 16, 1996 among Millipore, MCTG Acquisition Corp. ("MCTG"), a wholly-owned subsidiary of Millipore, and the Company (the "Agreement").

The Agreement provides for a tender offer for all of the Shares (the "Tender Offer") pursuant to which MCTG will pay $16.00 per Share in cash for each Share accepted. The Agreement further provides that following completion of the Tender Offer, MCTG will be merged into the Company (the "Merger") and each outstanding Share (other than Shares already owned by Millipore) will be converted into the right to receive $16.00 in cash.

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain negotiations leading to, the Agreement.

In connection with this opinion, we have reviewed, among other things, the Agreement; audited financial statements and other financial data of the Company for the fiscal years ended October 31, 1993 and October 31, 1994; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the fiscal year ended October 31, 1995; certain interim reports to stockholders and Quarterly Reports on Form 10-Q; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of

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Tylan General, Inc.
December 16, 1996
Page Two

certain recent business combinations in the industrial process controls and semiconductor equipment manufacturing industries and performed such other studies and analyses as we considered appropriate.

We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. For purposes of our analysis, and with your consent, we have taken into account the risks and uncertainties associated with the Company achieving management's projections in the amounts and at the times indicated therein. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the $16.00 in cash to be received by the holders of Shares in the Tender Offer and the Merger, taken as a unitary transaction, is fair to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
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GOLDMAN, SACHS & CO